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                                                                EXHIBIT 10.12(b)
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                               EKCO GROUP, INC.

              1994 AMENDMENT TO INCENTIVE COMPENSATION PLAN FOR
         EXECUTIVE EMPLOYEES OF EKCO GROUP, INC. AND ITS SUBSIDIARIES


I.      PREAMBLE

        The Incentive Compensation Plan for Senior Executive Employees of Ekco Group, Inc. and its Subsidiaries (the "Plan") is intended to attract and retain highly qualified executive employees of Ekco Group, Inc. and its subsidiaries ("Company"). Under the Plan, a pool for Annual Incentive Compensation Awards ("bonuses") is established based on financial targets set at the beginning of each year so that eligible executives may be entitled to earn bonuses if Company earnings per share reach the predetermined targets. The predetermined target for the 1994 calendar year for full awards was and continues to be 61c. per share.1/

        The Compensation Committee is concerned that allocations of bonus amounts from the predetermined pool under the existing Plan terms are too mechanistic because awards are required to be allocated according to predetermined percentages of base salary without regard to special individual and group contributions. Accordingly, for 1994 the Committee has determined that it will base part of the 1994 award for each Senior Executive from the bonus pool on his individual efforts (whether made singularly or as part of a group) during the year, although the total amount available for bonuses to all Plan participants (in the aggregate) will neither be increased nor decreased.

        Accordingly, the Plan is amended for 1994 as follows:

        A. The gross amount available for distribution of bonuses to all Senior Executives shall be determined under the terms of the existing Plan, with a requirement that the predetermined target of 61c. per share be attained for full awards.

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        1/      The Plan also provides for special supplementary discretionary awards based on individual outstanding performance or profit contributions. For 1994, the Compensation Committee has determined that no additional amounts will be awarded under this aspect of the plan.

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        B.      50% of the achieved total pool amount shall be allocated
pursuant to the terms of the Plan prior to this amendment. For example, if a Senior Executive would have been entitled to a bonus of 30% of base salary if the 61c. per share target were attained, the 1994 formula award for the Senior Executive shall be reduced to 15%.

        C. The remaining amounts in the Senior Executive bonus pool shall be allocated among eligible Senior Executives by the Compensation Committee in its sole discretion, taking into account the recommendations of the President and Chief Executive Officer for all Senior Executives other than himself.

        D. The acceptance by a Senior Executive of bonuses under this restructured 1994 Plan shall be deemed as acceptance of all of the terms of this amendment and a full release of any and all claims against the Company for bonus amounts as would have been determined under the Plan prior to this amendment.

        Dated as of the 25th day of October 1994.

                                                Compensation Committee
                                                of the Board of Directors


                                                /S/ T. MICHAEL LONG
                                                -------------------------
                                                T. Michael Long


                                                /S/ STUART B. ROSS
                                                -------------------------
                                                Stuart B. Ross


                                                /S/ BILL W. SORENSON
                                                -------------------------
                                                Bill W. Sorenson






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